EXHIBIT 99.1

Waypoint Financial Corp. Authorizes Stock Repurchases

Harrisburg, Pennsylvania (September 19, 2001) --Waypoint Financial Corp. (Nasdaq:WYPT) announced that it has received approval from the Office of Thrift Supervision to repurchase up to 5% of its outstanding common stock, or 1,957,920 shares. The OTS approval extends through October 17, 2001, when the Company will no longer be subject to OTS repurchase limitations. The OTS has authorized the repurchases to facilitate an orderly market of the company's stock in light of recent events. The repurchases may commence immediately, subject to market conditions. The repurchase program will be conducted pursuant to Securities and Exchange Commission Emergency Order Granting Certain Temporary Relief Relating to Rules Applicable to Issuer Stock Repurchases.

Waypoint Financial Corp. is the bank holding company for Waypoint Bank, a $5.1 billion bank headquartered in Harrisburg, Pennsylvania with a network of 58 branches. Waypoint Bank operates 50 branches in Dauphin, York, Lancaster, Cumberland and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint Financial Corp. was created in October 2000 by the merger of Harris Financial, Inc. and York Financial Corp.

Contact:

Waypoint Financial Corp.
James H. Moss (717) 909-2247